Exhibit 99.1

INVESTOR RELATIONS

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
www.digene.com

Media —
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5600

DIGENE REPORTS RECORD REVENUES AND NET EARNINGS FOR SECOND QUARTER FISCAL 2004
- Revenues Up 46% to $21.1 Million; Net Income Reaches $0.9 Million, or $0.05 per Diluted Share -

GAITHERSBURG, MARYLAND, February 3, 2004 – Digene Corporation (Nasdaq: DIGE) today reported financial results for the second quarter of fiscal 2004 ended December 31, 2003.

Total revenues for the second quarter of fiscal 2004 increased 46% to $21.1 million, compared to $14.5 million for the second quarter of fiscal 2003. Worldwide human papillomavirus (HPV) testing revenues grew 47% to $17.1 million from $11.6 million in last year’s comparable quarter. Gross margin on product sales rose to 82% from 79% in the same quarter last year. Net income for the quarter was $0.9 million, or $0.05 per diluted share, compared to a net loss of $1.3 million, or $(0.07) per diluted share in the second quarter of fiscal 2003.

Total revenues for the six months ended December 31, 2003 were $40.7 million, a 50% increase from $27.0 million in the comparable period last year. Worldwide HPV testing revenues grew 56% to $33.6 million for the six months ended December 31, 2003 from $21.5 million in the comparable period last year. Net income for the first six months of fiscal 2004 was $1.6 million, or $0.08 per diluted share, compared to net loss of $4.0 million, or $(0.22) per diluted share in the first six months of fiscal 2003.

Evan Jones, Chairman and Chief Executive Officer, Digene Corporation, stated, “Digene had a successful second quarter of fiscal 2004. Cigna Healthcare and Anthem Blue Cross Blue Shield both announced national coverage of the DNAwithPap™ Test, and our reimbursement success has enabled us to reach over 100 million covered lives in the U.S. These commercial milestones coupled with the efforts of our physician detailing sales force, enabled us to increase our U.S. HPV revenues by 37% to over $13 million from approximately $9 million in last year’s comparable quarter.”

Mr. Jones continued, “Our European business continued to grow, with HPV sales of over $3 million for the quarter. With the receipt of CE Mark certification for our women’s health products in Europe and with reimbursement for our borderline indication secured in France, we anticipate making continued progress with our European business.”

Mr. Jones added, “Digene is off to a strong third quarter. We continue to see expanding payor and laboratory support to for our DNAwithPap Test. To this end, in January Kaiser Permanente Northern California made our DNAwithPap Test the standard of care for cervical screening for women age 30 and older. In addition, we signed a three year supply agreement with Quest Diagnostics under which we also will work with Quest to promote the benefits of high-risk HPV DNA testing in routine cervical cancer screening with our DNAwithPap Test.”

During the quarter, Digene expanded its Board of Directors and its sales and marketing team. Kenneth R. Weisshaar was elected to serve on the Board of Directors of Digene. From 2000 to 2003, Mr. Weisshaar was Chief Operating Officer and Strategy Advisor of Sensatex/Life Link, Inc. Prior to joining Sensatex, Mr. Weisshaar held a number of senior positions at Becton, Dickinson & Company, including Chief Financial Officer; President, Worldwide Consumer Health Care; Sector President, Bioscience Cell Analysis; President BD Division; and Vice President Corporate Planning and Development. In addition, Pamela A. Rasmussen joined Digene as Vice President, Corporate Communications. During her career prior to joining Digene, Mrs. Rasmussen worked for 21 years in the communications industry with organizations including Johnson and Johnson, Monsanto Corporation, and the American Society of Plastic Surgeons. At Johnson and Johnson, Mrs. Rasmussen held the position of Vice President, Global Pharmaceutical Communications, and prior thereto she was Vice President, Public Relations/Janssen Pharmaceutica U.S. for Johnson and Johnson.

DIGENE OUTLOOK:

The following forward-looking information is being provided as a convenience to investors. The projections herein are based upon numerous assumptions, many of which Digene cannot control and which may not develop as Digene expects. Consequently, actual results may differ materially from the guidance and objectives described herein. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV Tests. Please refer to the disclosure notice below.

For the fiscal 2004 third quarter ending March 31, 2004, the Company expects total revenues to be in the range of $21.5 million to $24 million with gross margins of approximately 80%. Fiscal 2004 third quarter profit is projected to be between $1 million and $2 million, or $0.05 and $0.10 per share, respectively, based on a diluted share count of 21 million shares.

For the fiscal year ending June 30, 2004, Digene expects total revenues to be in the range of $90 million to $95 million with gross margins of approximately 80%. Pre-tax profit for the fiscal year ending June 30, 2004 is projected to be between $6.5 million and $7.5 million, or $0.31 and $0.36 per share, respectively, based on a diluted share count of 21 million shares. Digene expects fiscal 2004 total HPV Test revenue to range between $73 million and $80 million, of which approximately $58 million to $64 million will come from the U.S.

Total operating expenses for fiscal 2004 are projected to be between $64 million and $72 million, with Research and Development spending representing between $10 million and $12 million, General and Administrative expenses between $18 million and $20 million, and Sales and Marketing expenses between $36 million and $40 million.

For the full year of fiscal 2005 Digene expects total revenue growth of at least 40% above fiscal 2004 levels with a full year pre-tax profit of at least $15 million.

Digene management will host a conference call to discuss results of the second quarter of fiscal 2004 on February 3, 2004 at 10:30 am (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through February 10, 2004, and may be accessed by dialing (706) 645-9291 (access code: 5215036).

Digene® and Hybrid Capture® are registered trademarks and DNAwithPap™, Rapid Capture™, and hc2 High-Risk HPV DNA Test™ are trademarks of Digene Corporation.

About Digene
Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The Company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA. It is approved by the agency for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women aged 30 and older, and as a follow-up to an abnormal Pap test result. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Visit the company’s Web site, www.digene.com. For more information, investors should contact Charles Fleischman at 301-944-7000; journalists should contact Pam Rasmussen, 301-944-7196.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, uncertainty of market acceptance of our products by the worldwide medical community, our ability to scale up our manufacturing to the extent product sales increase, dependence on third-party reimbursement from government entities, managed care organizations and private insurance plans, risk that other companies may develop and market HPV tests competitive with our own, uncertainty regarding patents and proprietary rights in connection with our products and products in development, uncertainty as to ongoing litigation, our limited sales and marketing experience, the extent of future expenditures for sales and marketing programs, uncertainty of clinical trial results for our products in development, delay in or failure to obtain regulatory approvals for our products in development, uncertainty of future profitability and cash generation from operations, our ability, if necessary, to obtain requisite additional financing to fund our operations beyond fiscal year 2004, risks inherent in international transactions, including those relating to our expansion in Europe and elsewhere , as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

- TABLES FOLLOW -

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Product sales	$20,752	$14,208	$40,244	$26,604
Other	362	242	488	462

Total revenues	21,114	14,450	40,732	27,066

Costs and expenses:
Cost of product sales	3,722	3,012	7,108	6,187
Research and development	2,774	2,126	5,628	4,166
Selling and marketing	9,221	6,684	17,634	12,720
General and administrative	4,600	4,181	8,769	8,266

Income (loss) from operations	797	(1,553)	1,593	(4,273)

Other income (expense):
Interest income	100	163	190	342
Interest expense	(58)	(62)	(119)	(129)
Other income	228	55	211	111

Income (loss) before income taxes	1,067	(1,397)	1,875	(3,949)

Provision for (benefit from) income taxes	119	(57)	271	15

Net income (loss)	$948	$(1,340)	$1,604	$(3,964)

Basic net income (loss) per share	$0.05	$(0.07)	$0.09	$(0.22)

Diluted net income (loss) per share	$0.05	$(0.07)	$0.08	$(0.22)

Weighted average shares outstanding
Basic	18,837,147	18,115,585	18,642,698	18,115,585

Diluted	20,810,550	18,115,585	20,591,249	18,115,585

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31,	June 30,
	2003	2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,857	$7,883

Short-term investments	24,676	26,409

Total current assets	61,910	53,900

Total assets	72,745	63,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$14,080	$17,780

Long-term liabilities	1,888	2,589

Total stockholders’ equity	56,777	43,006

Total liabilities and stockholders’ equity	$72,745	$63,375

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